Exhibit 10.2

COBRA ELECTRONICS CORPORATION

SEVERANCE PAY PLAN

(Effective January 1, 2006)

COBRA ELECTRONICS CORPORATION

SEVERANCE PAY PLAN

SECTION 1

Introduction

This document constitutes both the plan document and the summary plan description of the Cobra Electronics Corporation Severance Pay Plan (the “Plan”). The Plan is an “employee welfare benefit plan” within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document is provided by Cobra Electronics Corporation (the “Company”) to Eligible Employees as required by ERISA. Eligible Employees should keep this document for future reference.

The Plan has been adopted by the Company to provide severance benefits to Eligible Employees of the Company who are on or after January 1, 2006 provided individual written notice by the Company of their termination of employment.

An Eligible Employee is entitled to receive severance benefits under the Plan only if all of the conditions of Section 3 are satisfied with respect to that Eligible Employee.

By adopting the Plan, the Company has terminated as of December 31, 2005 any and all plans, policies and other arrangements previously adopted or maintained by the Company providing severance or other termination benefits to employees, except for (i) employees covered by a collective bargaining agreement, (ii) employees who before January 1, 2006 were awarded a benefit upon termination of employment occurring before January 1, 2006, and (iii) individual written agreements executed by the Company. Employees who have questions about the Plan should contact Vice President, Human Resources of the Company (telephone number (773) 804-3475).

SECTION 2

Definitions

Generally, as explained in Section 3 in greater detail, an “Eligible Employee” who incurs a “Qualified Termination of Employment,” which is either due to “Performance Deficiencies” or a “Reduction in Force,” may be awarded “Severance Pay” by the Company. The number of payments of Severance Pay and the amount of each payment are determined based on various factors, two of which are the Eligible Employee’s number of “Years of Service” and “Weekly Compensation.” These terms and others are defined in this Section.

“Eligible Employee” means each individual who is an employee of the Company regularly scheduled to work at least 30 hours per week at a location of the Company in the United States of America, who has at least six months of continuous employment with the Company since his most recent hire date, and who is on or after January 1, 2006 provided individual written notice by the Company of his Qualified Termination of Employment. However, in no event does “Eligible Employee” include

(1)	any person included in a unit of employees covered by a collective bargaining agreement between employee representatives and the Company,

(2)	any person employed on a temporary or seasonal basis,

(3)	any person classified by the Company for purposes of income tax withholding or employment taxes as an independent contractor, without regard to any retroactive reclassification of him as an employee,

(4)	any person rendering services to the Company pursuant to an agreement (A) characterizing him as an independent contractor, (B) with another organization, or (C) that includes a waiver of participation in the Plan, or

(5)	any person who has an individual written agreement with the Company providing for severance or other termination benefits, or any other types of benefits, upon termination of employment with the Company, regardless of whether such benefits are subject to requirements or conditions (e.g., the person not being terminated by the Company for performance deficiencies).

“Qualified Termination of Employment” means an Eligible Employee’s involuntary termination of employment with the Company that is initiated by the Company due to Performance Deficiencies or a Reduction in Force. However, in no event does a “Qualified Termination of Employment” include

(1)	a termination of employment for cause or misconduct, such as dishonesty, job-related breaches of conduct, violations of Company policies or standards of conduct (e.g., failure to report to work for three days without notification to the employee’s supervisor), and excessive tardiness or absenteeism, or inattention to job responsibilities, as determined by the Company in its sole and absolute discretion,

(2)	a retirement, resignation or other voluntary termination of employment (including any failure to return to active employment when able to do so other than during an approved leave of absence),

(3)	a termination of employment due to death,

(4)	a termination of employment due to sickness, illness or disability, or other medical or personal reason, that is not an approved absence from work,

(5)	a termination of employment after the employee receives an offer of employment in a different position from the Company, or in the same or different position from another employer which at the time of the offer is affiliated (by reason of stock ownership, partnership or business venture) with the Company or any affiliate of the Company, if the offer is at a base wage or salary level at least comparable to the employee’s base wage or salary level at the time of the offer and if the offer is to work at the same location (including any other location considered by the Company in its sole and absolute discretion to be within a reasonable daily commuting distance from the same location), or

(6)	a termination of employment after the employee receives an offer of employment from a Divested Employer if the offer is at a base wage or salary level at least comparable to the employee’s base wage or salary level at the time of the offer and if the offer is to work at the same location (including any other location considered by the Company in its sole and absolute discretion to be within a reasonable daily commuting distance from the same location). For this purpose, “Divested Employer” means (i) a division, subsidiary, venture, partnership, other business segment or the entire business of the Company or of an affiliate of the Company which has been or is proposed to be no longer affiliated with the Company or with an affiliate of the Company, (ii) the proposed or actual acquirer of a business described in clause (i) or of any assets of it by reason of merger, ownership or acquisition of stock or assets or otherwise, or (iii) any affiliate of an entity described in clause (i) or (ii).

“Performance Deficiencies” means a determination by the Company in the Company’s sole and absolute discretion that the employee provided his or her best efforts and the employee’s job performance does not meet the performance objectives or standards for the employee’s position.

“Reduction in Force” means the Company’s elimination of the Eligible Employee’s employment position, the Company’s decision to have no one assigned to the Eligible Employee’s employment position, changes in the Company’s business, technology or workplace that results in the Company’s lack of need for the employee’s skills, or a reduction in the Company’s work force, in each case as determined by the Company in its sole and absolute discretion.

“Severance Pay” means periodic payments of Weekly Compensation awarded to an Eligible Employee pursuant to Section 3.

“Weekly Compensation” means the Eligible Employee’s weekly base hourly pay or weekly base salary pay, excluding shift differential, overtime, bonuses and other incentive amounts, in effect immediately prior to the day on which the Eligible Employee’s employment as an active employee terminates pursuant to a Qualified Termination of Employment.

“Years of Service” means the Eligible Employee’s total number of full years of employment with the Company beginning on the Eligible Employee’s most recent date of hire or beginning on the Eligible Employee’s adjusted service date if the employee has had a break in service of less than five years.

“Company” means Cobra Electronics Corporation, in its capacity as Plan sponsor and not as a fiduciary of the Plan. All awards of benefits and other determinations and actions taken by the Company with respect to the Plan are taken by its Board of Directors or the Compensation Committee of the Board of Directors, or any officer or management employee of the Company to the extent expressly provided in the Plan or authorized in writing by the Board of Directors or that committee.

“Plan Administrator” means Cobra Electronics Corporation, in its capacity as “administrator” (as that term is used in ERISA) of the Plan.

“Committee” means the committee appointed by the Board of Directors of the Company pursuant to Section 4 to administer the Plan.

SECTION 3

Award and Payment of Severance Pay

Award of Severance Pay

An Eligible Employee who incurs a Qualified Termination of Employment and signs a release and waiver of claims described below will be awarded Severance Pay. Any award of Severance Pay is made only pursuant to a writing signed by the Vice President, Human Resources of the Company.

Release and Waiver of Claims

As a precondition to any award of Severance Pay, the Eligible Employee must sign a release and waiver of claims against the Company and its affiliates, and their directors, officers, employees and agents, and related persons. The release and waiver of claims must be in the form as determined by the Company in its sole and absolute discretion.

The release and waiver of claims may also provide, in the sole and absolute discretion of the Company, that the Eligible Employee agrees to one or more restrictive covenants for the benefit of the Company and its affiliates and other related persons as may be required by the Company, including but not limited to the Eligible Employee not disparaging, competing with or soliciting customers or employees of the Company and its affiliates, and the Eligible Employee not infringing upon proprietary rights or disclosing confidential information of the Company and its affiliates.

Severance Pay Amount

Severance Pay, if awarded, has two components and, if the Qualified Termination of Employment is due to a Reduction in Force, may have an additional third and fourth components.

The first component is payment by the Company to the Eligible Employee of Weekly Compensation for two (2) weeks. This component is reflected in column (A) of the table below.

The second component is payment of Weekly Compensation for the number of weeks per the Eligible Employee’s full Years of Service indicated in column (B) of the table below.

If the Qualified Termination of Employment is due to a Reduction in Force, the Company may, in its sole and absolute discretion, include as a third component the payment of an additional number of weeks of Weekly Compensation, but not more than the maximum additional number of weeks indicated in column (C) of the table below. Any such award by the Company will be made only pursuant to a determination of both the President and Chief Executive Officer of the Company and the Vice President, Human Resources of the Company and their execution and delivery to the Eligible Employee of a written notice evidencing their determination.

However, in no event will the total number of weeks of Weekly Compensation awarded under the three components described above be greater than sixteen weeks.

Lastly, if the Qualified Termination of Employment is due to a Reduction in Force and the eligible Employee is at least age 50, Severance Pay will include as a fourth component the payment of an additional number of weeks of Weekly Compensation determined by the eligible Employee’s age. If the Eligible Employee is at least age 50 but less than 55, one additional week of Weekly Compensation will be awarded. If at least age 55 but less than 60, two additional weeks of Weekly Compensation will be awarded. If at least age 60, three additional weeks of Weekly Compensation will be awarded. These additional payments are not subject to the sixteen week limit described above.

The Company makes payments of Severance Pay to an Eligible Employee on a weekly, bi-weekly or other basis to correspond with the regular payroll practices of the Company as applicable to that Eligible Employee. The total amount of benefits provided to an Eligible Employee under the Plan is not to be increased as a result of payments being made on a bi-weekly or other basis.

Summary Table of Severance Pay Components

	Subject to 16 Week Maximum			Not Subject to 16 Week Maximum
Position Criteria	(A) Number of Weeks of Weekly Compensation	(B) Number of Weeks of Weekly Compensation per Full Year of Service	(C) Reduction in Force Number of Additional Discretionary Weeks of Weekly Compensation	(D) Reduction in Force Additional Age-Based Number of Weeks of Weekly Compensation[1]

All Non-Exempt Employees	2 weeks	1 week/year	0 – 2 additional weeks	1 –3 additional weeks

All Exempt Employees Other Than Those Below	2 weeks	1 week/year	0 – 4 additional weeks	1 –3 additional weeks

Participants in the Management Incentive Plan or Sales Management Incentive Plan	2 weeks	1.5 weeks/year	0 – 6 additional weeks	1 –3 additional weeks

Participants in the Executive Incentive Plan	2 weeks	2 weeks/year	0 – 8 additional weeks	1 –3 additional weeks

[1]

If the Eligible Employee is at least age 50 but less than age 55, payment of one additional week of Weekly Compensation; if the Eligible Employee is at least age 55 but less than age 60, payment of two additional weeks of Weekly Compensation; and if the Eligible Employee is at least age 60, payment of three additional weeks of Weekly Compensation.

Examples Of Severance Pay Awards

Example 1: Nate is a 48 year-old, non-exempt Eligible Employee who has nineteen full Years of Service. His position is eliminated and no other position is available. Severance Pay is awarded and the Company exercises its discretion to award two additional weeks of Weekly Compensation (column (C)). The Severance Pay award is for 16 weeks of Weekly Compensation, determined as follows:

Base component (column (A))	2 weeks

Service based component (column (B))	19 weeks

Additional discretionary component (column (C))	2 weeks

Total of above but not more than 16 weeks	16 weeks

Age-based component (column (D))	0 weeks

TOTAL weeks of Weekly Compensation awarded	16 weeks

Example 2: Liz is a 63 year-old exempt Eligible Employee who does not participate in an incentive plan and who has six full Years of Service. Her position is eliminated and no other position is available. Severance Pay is awarded and the Company exercises its discretion to award three additional weeks of Weekly Compensation (column (C)). The Severance Pay award is for 14 weeks of Weekly Compensation, determined as follows:

Base component (column (A))	2 weeks

Service based component (column (B))	6 weeks

Additional discretionary component (column (C))	3 weeks

Total of above but not more than 16 weeks	11 weeks

Age-based component (column (D))	3 weeks

TOTAL weeks of Weekly Compensation awarded	14 weeks

Example 3: Larry is a 41 year-old exempt Eligible Employee who does not participate in an incentive plan and who has eighteen full Years of Service. His employment is terminated for Performance Deficiencies. Severance Pay is awarded. The Severance Pay award is for 16 weeks of Weekly Compensation, determined as follows:

Base component (column (A))	2 weeks

Service based component (column (B))	18 weeks

Additional discretionary component (column (C))	not applicable

Total of above but not more than 16 weeks	16 weeks

Age-based component (column (D))	not applicable

TOTAL weeks of Weekly Compensation awarded	16 weeks

Example 4: Jane is a 52 year-old Eligible Employee who is a participant in the Management Incentive Plan and who has three full Years of Service. Her employment is terminated for Performance Deficiencies. Severance Pay is awarded. The Severance Pay award is for 6.5 weeks of Weekly Compensation, determined as follows:

Base component (column (A))	2 weeks

Service based component (column (B))	4.5 weeks

Additional discretionary component (column (C))	not applicable

Total of above but not more than 16 weeks	6.5 weeks

Age-based component (column (D))	not applicable

TOTAL weeks of Weekly Compensation awarded	6.5 weeks

Extraordinary Awards

In extraordinary circumstances that, in the sole and absolute discretion of the Company, warrant consideration by the Company of an award of Severance Pay for a number of weekly payments in excess of the maximum number of payments otherwise applicable pursuant to the above provisions, the Company may, in its sole and absolute discretion, make an award of Severance Pay in excess of such maximum number of payments. Any such exercise of discretion by the Company will be made only pursuant to a determination of the President and Chief Executive Officer of the Company and delivery to the Eligible Employee of a writing evidencing the determination and signed by the Vice President, Human Resources of the Company.

Reduction or Termination of Severance Pay for Other Amounts

Each payment of Severance Pay is reduced by withholdings and deductions required under federal, state and local laws and by other applicable reductions. The Company may reduce the number of payments or the amount of any payment to be made pursuant to a Severance Award as it deems appropriate in its sole and absolute discretion for any amount owed (whether or not due or payable) by the employee to the Company. Any reduction may occur either at the time of the award or at any time thereafter. Amounts of Severance Pay shall offset any amounts that may be payable by the Company to the Eligible Employee pursuant to The Workers Adjustment and Retraining Notification Act and any similar law.

Restrictions Under Section 409A of the Code

Notwithstanding anything to the contrary in this Plan, if any payment of Severance Pay with respect to an Eligible Employee constitutes a deferral of compensation under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Eligible Employee is a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code, then no payment of Severance Pay will commence any earlier than the earliest of: (i) six months and one day after the Eligible Employee has a “separation from service” within the meaning of section 409A, (ii) the occurrence of a “change in control” within the meaning of section 409A, (iii) the Eligible Employee’s death, (iv) the occurrence of the Eligible Employee’s “disability” within the meaning of section 409A, (v) any other date permitted by section 409A(a)(2) and (a)(3) of the Code, and (vi) any other date permitted by the Internal Revenue Service or U.S. Department of Treasury in its interpretation of section 409A. Section 409A(a)(2)(B)(i) of the Code “ generally defines “specified employees” to include only 5% owners of the Company, 1% owners of the Company with annual compensation from the Company of at least $150,000, and officers of the Company with annual compensation from the Company of at least $135,000 (increased from time to time for cost-of-living adjustments).

Reemployment and Severance Pay

Upon reemployment of a person by the Company or any affiliate of the Company, all payments of Severance Pay being made to that person terminate and no further payments are made. Upon any subsequent Qualified Termination of Employment, any period prior to the recommencement of employment is ignored for purposes of determining the number of weekly payments of Severance Pay the Eligible Employee may be awarded with respect to the subsequent termination of employment.

Death While Receiving Severance Payments

If an Eligible Employee dies after receiving an award of Severance Pay and before the final payment of Severance Pay is made to him, the remaining payments are made in one lump sum payment to the beneficiary designated by the Eligible Employee or, if there is no such designated beneficiary that survives the Eligible Employee, then to the Eligible Employee’s surviving spouse or, if the Eligible Employee has no surviving spouse, then to the Eligible Employee’s estate. Any beneficiary designation to be made by an Eligible Employee must be made on a form provided by the Company for this purpose and the designation is only effective if delivered by the Eligible Employee to the Company prior to his death.

Retirement and Other Benefits

The payment of Severance Pay to an Eligible Employee does not affect either the Eligible Employee’s right to receive benefits under any retirement plan maintained by the Company or the amount of any benefits except to the extent provided by that retirement plan. Severance Pay is not considered “Compensation” under the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan. Therefore, an Eligible Employee is not entitled to any contributions to that plan with regard to any Severance Pay.

Other than continued participation in the Company’s health and dental insurance plans as described below, the payment of Severance Pay does not extend the date of the Eligible Employee’s termination of employment for purposes of any retirement plan, life insurance plan, disability plan, or any other employee benefit or fringe benefit plan of the Company. Therefore, termination of employment and rights under those plans are determined without considering any award of Severance Pay.

Continued Medical and Dental Insurance

Upon a Qualified Termination of Employment, the medical and dental insurance provided under the Company’s group plans to the Eligible Employee, his spouse and dependents at the time of his Qualified Termination of Employment continue only as provided under the Company’s normal procedures. As of January 1, 2006, those procedures provide for such coverage to continue through the end of the month during which the Eligible Employee terminates employment. At that time, the Eligible Employee and his qualified beneficiaries have the right to extend medical and dental insurance under any COBRA rights they may have. If medical or dental coverage is extended under COBRA rights, the Company will pay the COBRA premium through the end of the last month for which any payments of Severance Pay are made. After that month, the Eligible Employee and his qualified beneficiaries who elect COBRA continuation coverage will be responsible for paying the COBRA premiums.

SECTION 4

Administration of the Plan

In General

The Company is the “named fiduciary” and “administrator” of the Plan within the meaning of those terms as used in the ERISA. The board of directors of the Company appoints a committee consisting of two or more members (the “Committee”) to be responsible for carrying out the Company’s responsibilities as named fiduciary and administrator, including all aspects of Plan administration (other than the awarding of Severance Pay). The board of directors of the Company has the right at any time, with or without cause, to remove any member of the Committee. A member of the Committee may resign and his resignation is effective upon delivery of his written resignation to the Company. Upon the resignation, removal or failure or inability for any reason of any member of the Committee to act, the board of directors of the Company appoints a successor member. All successor members of the Committee have all the rights, privileges and duties of their predecessors, but are not held accountable for the acts of their predecessors.

Any member of the Committee may, but need not, be an employee or a director, officer or shareholder of the Company, and that status will not disqualify him from taking any action under the Plan, provided that no member of the Committee may take part in any action of the Committee on any matter involving solely his rights under the Plan.

The Committee has the duty and authority to interpret and construe the Plan in regard to all questions concerning the status and rights of persons under the Plan, but only to the extent that such duty and authority does not limit the Company’s right, in its sole and absolute discretion, to determine whether any particular person will be awarded Severance Pay and, if so, the number of payments.

The Committee may act at a meeting, or by writing without a meeting, by the vote or written assent of a majority of its members. The Committee may adopt rules and procedures that it deems desirable for the conduct of its affairs and the administration of the Plan, provided that any rules and procedures must be consistent with the provisions of the Plan and ERISA.

The Company indemnifies the members of the Committee and each of them from the effects and consequences of their acts, omissions and conduct in their official capacity, except to the extent that the effects and consequences result from their own willful misconduct.

The Committee may employ counsel (who may be counsel for the Company) and agents and may arrange for clerical and other services as it requires in carrying out the provisions of the Plan.

Claims Procedure

Any employee or former employee of the Company who believes that he is entitled to receive Severance Pay under the Plan, including Severance Pay other than that initially determined by the Company, may file a claim in writing with the Committee. No later than 90 days after the receipt of a claim, the Committee will allow or deny the claim in writing.

A denial of a claim, in whole or in part, will be written in a manner calculated to be understood by the claimant and will include (1) the specific reason or reasons for the denial, (2) specific reference to pertinent Plan provisions on which the denial is based, (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (4) an explanation of the claim review procedure.

A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of his claim (1) request a review upon written application to the Committee, (2) review pertinent documents, and (3) submit issues and comments in writing.

The Committee will notify the claimant of its decision on review within 60 days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days after receipt of a request for review. Notice of the decision on review will be in writing. The Committee’s decision on review will be final and binding on any employee or former employee of the Company or any successor in interest of either.

SECTION 5

Amendment or Termination of the Plan

Right to Amend or Terminate

The Company reserves the right to, and will by action of its Board of Directors, at any time, without any necessary prior notice to or approval of any employee or former employee, amend or terminate the Plan in any particular manner; provided, however, that no amendment or termination will adversely affect the benefits or rights provided, or to be provided, under the Plan to an Eligible Employee in connection with an award of Severance Pay that occurs on or prior to the date on which the amendment or termination is adopted by the Company.

SECTION 6

Miscellaneous

Limitation on Rights

Participation in the Plan does not give any employee the right to be retained in the service of the Company or any rights to any benefits whatsoever, except to the extent specifically set forth in the Plan.

Method of Funding

The Company will pay all Severance Pay from current operating funds. No property of the Company is or will be, by reason of the Plan, held in trust for any employee of the Company. No person will have any interest in or any lien or prior claim upon any property of the Company by reason of the Plan or the Company’s obligation to pay Severance Pay.

Governing Law

The Plan will be construed and enforced in accordance with ERISA and the laws of the State of Illinois to the extent such laws are not preempted by ERISA.

Assignments

No rights, obligations or liabilities of an Eligible Employee hereunder are assignable or otherwise alienable, other than by a transfer by an Eligible Employee’s will or by the laws of descent and distribution, without the prior written consent of the Company.

SECTION 7

Additional Plan Information

Plan Name:	Cobra Electronics Corporation Severance Pay Plan

Plan Number:	505

Plan Sponsor:	Cobra Electronics Corporation
6500 West Cortland
Chicago, Illinois 60707
(773) 889-8870

Plan Sponsor’s Employer
Identification Number:	36-2479991

Plan Administrator:	Cobra Electronics Corporation
c/o Vice President, Human Resources
6500 West Cortland
Chicago, Illinois 60707
(773) 889-8870

Agent for Service of Legal Process:	Vice President, Human Resources
Cobra Electronics Corporation
6500 West Cortland
Chicago, Illinois 60707
(773) 889-8870

Plan Year:	January 1 – December 31

SECTION 8

Employees’ Rights Under ERISA

The Employee Retirement Income Security Act of 1974 (“ERISA”) was enacted to help assure that all employer-sponsored group benefits programs conform to standards set by Congress. The Cobra Electronics Corporation Severance Pay Plan is covered by ERISA and an employee who is a participant in the Plan is entitled to certain rights and protections. ERISA provides that all Plan participants entitled to:

(1)	Examine, without charge, at the Company’s office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

(2)	Obtain copies of all Plan documents and other Plan information upon written request to the Company.

In addition to creating rights for Plan participants, ERISA also sets forth certain duties for the people who are responsible for the operation of the Plan. The people who operate the Plan are called “fiduciaries” of the Plan. They have a duty to operate the Plan prudently and in the best interests of Plan participants and beneficiaries. No one, including the Company or any other person, may fire an employee or otherwise discriminate against an employee to prevent an employee from either obtaining any Plan benefit or exercising his or her rights under ERISA. However, neither the existence of the Plan nor this summary plan description constitutes an employment contract or affects the right of the Company to lawfully terminate an employee’s employment.

If an employee’s claim for a Plan benefit is denied in whole or in part, the employee must receive a written explanation of the reasons for the denial. An employee has the right to have the Committee review and reconsider his or her claim.

Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee requests materials from the Plan and does not receive them within 30 days, he may file suit in a federal court. In such a case, the court may require the Committee to provide the materials and pay an employee up to $100 per day until he receives the materials (unless the materials were not sent because of reasons beyond the control of the Committee). If an employee has a claim for benefits which is denied or ignored, in whole or in part, he may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if an employee is discriminated against for asserting his rights, he may seek assistance from the U.S. Department of Labor, or he may file suit in a federal court. The court will decide who should pay court costs and legal fees. If an employee is successful, the court may order the person the employee has sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees (for example, if the court finds the employee’s claim is frivolous). If an employee has any questions about the Plan, the employee should contact the Committee.

If an employee has any questions about this statement or about his rights under ERISA he should contact the nearest Area Office of U.S. Labor-Management Services Administration, Department of Labor.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 21 st day of December, 2005.

/s/ Michael Smith
Michael Smith
Senior Vice President and Chief Financial Officer